UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 8, 2005

AMANASU ENVIRONMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NEVADA	0-32905	98 - 0347883
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Employer Identification No.)

701 FIFTH AVENUE, 42ND FLOOR, SEATTLE, WA 98104
(Address of principal executive offices)

206-262-8188
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Item 8.01.	Other Events and Regulation FD Disclosure

On April 8, 2005, Amanasu Environment Corporation ("the Company") entered into an agreement with Mr. Izuo Kato ("Mr. Kato”) to loan $94,000 to Kato for the purpose of marketing, researching, development, networking and other expenses regarding a marketing promotion of the Company’s products. Mr. Kato is the sole representative of the Company in the Japan area, and he strives for the Company to move on to a new stage where the Company could commence sales of its products and earning a profit. The Company loans him such amount to facilitate his project assist in the success of the operation. Mr. Kato will pay back the amount on December 31, 2005. The Company will compensate him depending on the level of the achievement of his mission by the time of expiration date of this loan contract.

-	The payment is due on December 31, 2005.
-	The interest is 7% / year.

On April 11, 2005, Amanasu Environment Corporation ("the Company") purchased a model plant of furnace for ash disposal called “Swing Melter” from Kogure Works Co., LTD. (“Kogure”), and paid the amount of $400,000 for the model on April 19, 2005. “Swing Melter” is a system of furnace for ash disposal currently patent pending by Kogure. Ash created and discharged from incinerators contains dioxin and other toxic substances, and the treatment of the remaining ash, in present circumstances, is in reclamation of lands in Japan. The expense of conducting the reclamation is approximately 30,000-50,000 yen / ton. The expense of the treatment of the ash using “Swing Melter” is around 15,000-20,000 yen / ton, and the by-product that remains after the process with the system is non-toxic and recyclable as construction material. In consideration of future environmental issues, the system is significant and a necessary equipment for the preservation of the earth. The Company will promote the product to various organizations and industries. The company will operate the model plant of “Swing Melter” to show the running system and operations to potential customers.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired

None

(b)	Pro forma financial information

None

(c	Exhibits

99.1	Loan Contract

99.2	Receipt of the purchase of ‘Swing Melter’